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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               Claimsnet.com, Inc.
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                                (NAME OF ISSUER)


                     Common Stock, par value $.001 per share
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                         (TITLE OF CLASS OF SECURITIES)


                                    179570106
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                                 (CUSIP NUMBER)


                                 April 12, 2001
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

       [ ]     RULE 13d-1(b)

       [X]     RULE 13d-1(c)

       [ ]     RULE 13d-1(d)

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-------------------                                            -----------------
CUSIP NO. 179570106              SCHEDULE 13G                  PAGE 2 OF 5 PAGES
-------------------                                            -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          McKesson HBOC, Inc.
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
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   3      SEC USE ONLY
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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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                        5      SOLE VOTING POWER
  NUMBER OF                    1,514,285
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   1,514,285
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,514,285
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  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
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  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          15.8%
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  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

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                                                                     Page 3 of 5



                                  SCHEDULE 13G


ITEM 1.      NAME OF ISSUER.

             Claimsnet.com, Inc., a Delaware corporation

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             12801 N. Central Expressway
             Suite 1515
             Dallas, Texas 75243

ITEM 2(a).   NAME OF PERSON FILING.

             McKesson HBOC, Inc.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

             One Post Street
             San Francisco, California 94104

ITEM 2(c).   CITIZENSHIP.

             Delaware corporation

ITEM 2(d).   TITLE OF CLASS OF SECURITIES.

             Common Stock, par value $.001 per share

ITEM 2(e).   CUSIP NUMBER.

             179570106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

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                                                                     Page 4 of 5

ITEM 4.      OWNERSHIP.

             (a)  Amount beneficially owned: 1,514,285

             (b)  Percent of class: 15.8%

             (c)  Number of shares as to which such person has:

                  (i)     sole power to vote or direct the vote: 1,514,285

                  (ii)    shared power to vote or to direct the vote: 0

                  (iii)   sole power to dispose or to direct the disposition of:
                          1,514,285

                  (iv) shared power to dispose or to direct the disposition of: 0


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
             PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.



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                                                                     Page 5 of 5

ITEM 10.     CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE


             After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


May  22, 2001                      McKesson HBOC, Inc.



                                   By: /s/ Ivan Meyerson
                                       -----------------------------------------
                                       Name: Ivan Meyerson
                                       Title: Senior Vice President, General
                                              Counsel and Corporate Secretary